Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of November 23, 2011, by and between LBI Media Holdings, Inc. a Delaware corporation (the “Company”), on the one hand, and Frederic T. Boyer (“Employee”) on the other hand (collectively, Employee and the Company are referred to as the “Parties”).

WHEREAS, the Company and Employee desire an employment relationship and believe it to be in their mutual interest to set forth in writing all the terms and conditions thereof; and

WHEREAS, this Agreement shall govern the employment relationship between the Parties from and after the date stated above and supersedes and negates all previous agreements made between the Parties, whether written or oral relating to Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises and covenants contained below, the Parties agree as follows:

I. EMPLOYMENT.

A. POSITION. The Company hereby engages Employee to render personal services as Senior Vice President and Chief Financial Officer of the Company and of Liberman Broadcasting, Inc., a Delaware corporation (“LBI”), and their respective subsidiaries and affiliates. The Company, on behalf of LBI, hereby consents to Employee serving as Senior Vice President and Chief Financial Officer of LBI. Employee shall perform such duties and have such responsibilities related to his position as Senior Vice President and Chief Financial Officer as assigned from time to time by the Company. Without limiting the Company’s discretion concerning the assignment of reasonable future duties to Employee, Employee will have the duties described in this paragraph. Employee will be based in the Company’s principal office in Burbank, California, provided, however, that Employee may be required to travel as necessary and appropriate or as required by the Company. Employee will be responsible for performing the customary duties of a Senior Vice President and Chief Financial Officer as assigned from time to time by the Company and as prescribed in the Amended and Restated Bylaws of LBI

Media Holdings, Inc. (“Bylaws”), including, but not limited to, the following: (i) serving as the Company’s principal financial and accounting officer reporting directly to the President of the Company; (ii) managing the Company’s accounting and finance operations and banking relationships; (iii) managing the Company’s information technology systems and functions; (iv) managing the Company’s human resources operations; (v) overseeing real estate and facilities functions; (vi) overseeing the Company’s risk management and insurance functions; and (vii) managing investor relations. Employee hereby accepts such employment and agrees to devote his full employment energies, interest, abilities and time to the performance of Employee’s duties to the Company or any of its affiliated entities as assigned by the Company. Employee shall promptly and faithfully comply with all the rules and regulations of applicable governmental regulatory agencies and with the reasonable instructions, directions, requests, rules and regulations of the Company in connection with the performance of Employee’s duties. Employee acknowledges and agrees that he is an “exempt” employee under the Fair Labor Standards Act and under the Wage Orders of the California Industrial Welfare Commission and the regulations and judicial and administrative decisions interpreting and applying such laws.

The Parties acknowledge and agree that Employee’s services are expected to include services for or with respect to the Company’s direct and indirect subsidiaries and affiliated companies, and that pursuant to practices established or maintained by the Company and its subsidiaries, the payments to Employee under this Agreement may be made by one or more of the Company’s subsidiaries or affiliated companies.

B. TERM. The initial term of employment under this Agreement shall be for a period commencing on November 28, 2011 (the “Effective Date”) and continuing, subject to the provisions of this Agreement, through December 31 2012 (the “Ending Date”) (such period being the “Term”); provided, however, that the Effective Date is subject to postponement by the Company upon written notice to Employee depending upon the date of the departure of the Company’s current Chief Financial Officer. If the Effective Date is postponed, the Ending Date shall be extended accordingly. It is acknowledged and agreed that the Effective Date cannot be postponed past December 12, 2011. In the event that the Company elects not to renew this Agreement for a further term or enter into a new agreement with Employee, the Company agrees to give Employee written notice thereof on or before the date that is 120 days before the Ending Date or, if the Ending Date has been extended, before any extended Ending Date.

C. EXCLUSIVE NATURE OF SERVICES. During the term of this Agreement, Employee’s services shall be exclusive to the Company. Notwithstanding the foregoing, Employee may perform such other work, whether for consideration or as a volunteer only if and to the extent that such other work does not interfere with Employee’s duties for the Company. Employee shall not make any investment of money or time in any business that is or may be competitive or which is being formed or organized to be competitive with or similar to or adverse to any of the Company’s businesses, services, product(s), including but not limited to, any business that is competitive with or adverse to any business conducted by any of the Company’s television and radio stations’ sponsors, whether such business is conducted by a proprietorship, partnership, corporation or other entity or venture. It is acknowledged and agreed that Employee may serve on boards of directors or boards of advisors of other firms and organizations and Employee may participate in charitable organizations, professional societies and/or lecture or write in areas of his expertise, provided that: (1) his activities do not materially interfere with the performance of Employee’s duties to the Company; and (2) Employee does not serve on the boards of directors or boards of advisors of any other company, firm, or organization engaged in the business of radio or television broadcasting or production. Employee shall be entitled to retain any honoraria, royalties or similar compensation paid to him for such activities. The Company understands that, at present, Employee is on the Board of Directors of WISE & Healthy Aging, a not for profit entity, and agrees that Employee’s service does not present any impediment to his service under this Agreement.

D. OWNERSHIP OF PROCEEDS. Employee hereby expressly gives and grants, in perpetuity, to the Company exclusively, all rights of any kind and character whatsoever (including without limitation all now and hereafter existing common law, statutory and moral rights throughout the world and regardless of whether such rights are now known) in and to Employee’s services pursuant to this Agreement and in and to the results and proceeds of such services. Employee shall not have any right, title, or interest in or to any material embodied in any program or other material produced by the Company and its affiliates regardless of any contributions thereto made by Employee.

II. COMPENSATION.

A. SALARY. Subject to the provisions of Section III.C and III.D. of this Agreement, as full and complete consideration for all services and materials furnished by Employee hereunder, during the original term of this Agreement, the Company shall pay to Employee a salary at the rate of twenty-seven thousand, five hundred dollars ($27,500) per month ($330,000 per annum) (less taxes and required withholdings). Employee’s salary shall be paid periodically in accordance with the Company’s normal payroll practices.

B. DISCRETIONARY BONUS PLAN. Provided that Employee (i) has remained actively serving in the position of Senior Vice President and Chief Financial Officer through December 31, 2012 or, if the Ending Date has been extended, to the extended Ending Date; and (ii) the Company determines in its sole and absolute discretion and unfettered judgment that Employee’s performance during such calendar year has been exemplary, then Company may in its sole and absolute discretion, without any obligation to do so, pay Employee a Discretionary Bonus for such calendar year in the amount of $20,000 subject to all applicable withholding amounts.

C. STOCK INCENTIVE PLAN. In the event that the Parties mutually agree to renew this Agreement for a further term or enter into a new agreement, any new or revised agreement shall include a provision granting Employee an option (the “Option”) to purchase certain shares of the Company’s Class A common stock upon such terms as the Company and Employee may mutually agree and upon such further terms, including vesting and exercise rights, as the Company may at such time establish in its sole and absolute discretion and unfettered judgment pursuant to the Liberman Broadcasting, Inc. Stock Incentive Plan (the “Plan”) as it is amended from time to time. Such Option and any grant, if any, shall be subject to the terms and conditions (including but not limited to terms and conditions regarding adjustments in the event of changes in the Company’s capital structure) generally applicable to option grants under the Plan.

D. HEALTH INSURANCE. Until this Agreement terminates, Employee and his dependents shall be eligible to participate in any medical insurance plan and dental insurance plan that may then be available to employees of the Company under the same terms and conditions as provided generally to the Company’s employees, provided that the Company shall pay the full cost of premiums for Employee and his dependents. The Company reserves the right to change from time to time the insurance carrier(s) and the level and amount of insurance benefits available to employees of the Company, and reserves the right to terminate said benefits at any time.

E. EXPENSES. The Company shall reimburse Employee, pursuant to the Company’s expense policies and California Labor Code §2802, for reasonable expenses incurred in the performance of Employee’s duties as Senior Vice President and Chief Financial Officer.

F. VACATION AND OTHER BENEFITS. Subject to the Company’s vacation policy, Employee shall be entitled to fifteen (15) days of paid vacation during the Term. Employee shall be entitled during the Term of this Agreement to participate in benefit plans or policies generally applicable to employees of the Company, including, but not limited to, all retirement, deferred compensation and similar plans and programs generally available to other employees of the Company as in effect from time to time, subject to any legally required restrictions specified in such plans and programs.

G. INDEMNITY.

1. The Board of Directors of the Company has adopted Bylaws providing for the indemnification of the officers and certain other employees and agents of the Company, including other persons serving at the request of the Company in such capacities with other corporations or enterprises, as authorized by the Delaware General Corporation Law, as amended (the “Code”). The Bylaws and the Code, by their non-exclusive nature, permit contracts between the Company and its agents, officers, employees and other agents with respect to indemnification of such persons. The Company, on its own behalf and on behalf of LBI, hereby agrees to hold harmless and indemnify Employee to the fullest extent authorized or permitted by the provisions of the Bylaws as the same may be amended from time to time (but, only to the extent that such amendment permits the Company to provide broader indemnification rights than the Bylaws permitted prior to adoption of such amendment).

2. No indemnity pursuant to Section II.G hereof shall be paid by the Company:

a. On account of any claim against Employee for an accounting of profits made from the purchase or sale by Employee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law;

b. On account of Employee’s conduct that was knowingly fraudulent or deliberately dishonest or that constituted willful misconduct;

c. On account of Employee’s conduct that constituted a breach of Employee’s duty of loyalty to the Company or resulted in any personal profit or advantage to which Employee was not legally entitled;

d. For which payment is actually made to Employee under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, bylaw or agreement, except in respect of any excess beyond payment under such insurance, clause, bylaw or agreement;

e. If indemnification is not lawful (and, in this respect, both the Company and Employee have been advised that the Securities and Exchange Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication); or

f. In connection with any proceeding (or part thereof) initiated by Employee, or any proceeding by Employee against the Company or its directors, officers, employees or other agents, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company, or (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the Code.

3. The Company shall not be liable to indemnify Employee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent, which shall not be unreasonably withheld.

4. All agreements and obligations of the Company contained in this Section II.G. (“Indemnity Obligations”) shall continue during the period Employee is an employee of the Company and shall continue thereafter so long as Employee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, or arbitrational, by reason of the fact that Employee was serving in the capacity referred to herein, provided that in no event shall such Indemnity Obligations continue in force beyond three (3) years from the termination of Employee’s employment with the Company.

III. TERMINATION PRIOR TO EXPIRATION OF AGREEMENT.

A. DISABILITY. Subject to applicable law concerning the accommodation of employees with disabilities, if Employee becomes disabled due to sickness or accident during the term of this Agreement, and is no longer able to perform the essential functions of the job with or without reasonable accommodation, and such disability continues for more than ninety (90) consecutive days, the Company, in its sole discretion, may either (1) suspend Employee’s obligation to render services hereunder and the Company’s obligation to pay Employee under the terms of this Agreement during the continuation of such disability, or (2) terminate this Agreement immediately. If Employee is terminated as the result of such disability, the Company shall not be obligated to provide any further payments or compensation to Employee hereunder, except amounts due as salary and expense reimbursement earned at the time of such termination.

B. DEATH. In the event of Employee’s death during the term of this Agreement, this Agreement shall terminate and the Company shall have no further obligation to provide any further payments or compensation to Employee or Employee’s surviving spouse, estate or legal representatives, except amounts due as salary previously earned and vested at the time of such termination and any expense reimbursement due prior to death.

C. TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate this Agreement at any time for “Cause” as hereinafter defined. “Cause” shall be determined by the Board of Directors of the Company and shall mean any of the following: (1) an act of dishonesty by Employee involving Company business; (2) breach of fiduciary duty by Employee to the Company involving personal profit; (3) commission of a felony by Employee which in the judgment of the Company has or may have an adverse effect on the Company’s business or reputation; (4) Employee’s use of any illegal drug, narcotic, or excessive amounts of alcohol (as determined by the Company in its discretion) on Company property or at a function where Employee is working on behalf of the Company; (5) Employee’s willful refusal to comply with reasonable requests made of Employee by the Company’s Chief Operating Officer or President; (6) Employee’s commission of any act of willful malfeasance, gross negligence, or criminal activity; or (7) a breach by Employee of any material provision of this Agreement.

If the Company determines in its sole discretion that (i) event(s) or condition(s) constituting Cause under clause (5), (6), or (7) of the above definition of Cause have occurred or exist, and (ii) such events or conditions are susceptible to being promptly and fully cured by Employee, the Company shall provide written notification to Employee describing such event(s) or condition(s) and describing a cure acceptable to the Company. Upon receipt of such notice Employee will have twenty (20) business days within which to fully cure such event(s) or condition(s). If Employee fails to fully cure such event(s) or condition(s) during such twenty (20) day period, then Employee shall be deemed to have terminated employment for Cause on the date the notice was provided by the Company. Notwithstanding the foregoing, the Company shall not be obligated to provide such notice and the corresponding opportunity to cure more than two (2) times in any twelve (12) consecutive month period; if the Company is not obligated to provide such notice and cure opportunity then Employee shall be deemed to have terminated employment on the day the Company notifies Employee of his termination.

If the Company terminates this Agreement for Cause, the Company shall not be obligated to provide any further payments or compensation to Employee hereunder, except amounts due as salary and bonuses previously earned and vested and any unreimbursed expenses at the time of such termination. If the Company terminates this Agreement for events constituting Cause under clause (5) of this Section III.C, the Company may, in its sole discretion, pay Employee a severance payment in an amount equal to sixty (60) days of Employee’s then current salary (less taxes and required withholdings).

D. TERMINATION BY EMPLOYEE FOR GOOD REASON. Employee may terminate this Agreement at any time with Good Reason. For purposes of this Agreement, the term “Good Reason” means: (i) the Company’s material breach of this Agreement that continues uncured for twenty (20) business days after receipt of written notice of breach; (ii) the Company’s demand that Employee take action which violates the law, provided that Employee gives the Company written notice of such a demand and Employee gives the Company a period of twenty (20) business days to cure or rescind any such demand; or (iii) the Company’s relocation of Employee’s principal place of work by greater than twenty-five (25) miles from its present location in Burbank. If Employee terminates this Agreement for Good Reason, he shall be entitled to all compensation for the remainder of the Term, or ninety (90) days, whichever is shorter.

IV. ARBITRATION. The Company and Employee agree that any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Employee’s employment or association with Company (or any related or parent entity of Company) or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of statute, common law or public policy, including, but not limited to, any state or federal statutory claims, shall be submitted to binding arbitration in Los Angeles County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Los Angeles, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. The Arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS. Final resolution of any dispute through arbitration shall include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes, including the award of attorney’s fees where required or permitted by law. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the provision of services under this Agreement. The Company will pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in court).

V. MISCELLANEOUS.

A. ENTIRE AGREEMENT; WAIVER; MODIFICATION. This instrument constitutes the entire agreement of the parties hereto and supersedes and replaces any other written or oral agreement or understanding with respect to the subject matter hereof. This Agreement may only be modified, amended or waived by written instrument executed by both parties. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or a dissimilar nature.

B. RIGHTS CUMULATIVE. The Parties’ rights under this Agreement are cumulative, and the exercise of one right will not be deemed to preclude the exercise of any other rights; likewise, the Parties’ rights hereunder are in addition to any other rights of either Party at law or in equity.

C. COMMUNICATIONS. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand-delivered or if mailed by registered or certified mail, postage prepaid, addressed to Employee at Employee’s address as it appears on the records of the Company (presently 810 Sunstone Street, Westlake Village, California 91362) or addressed to the Company at its principal office at 1845 Empire Avenue, Burbank, California 91504. Either party may change the address at which notice shall be given by written notice given in the above manner.

D. SAVINGS CLAUSE. Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction affect any provision of this Agreement, the provision or provisions so affected shall be automatically reformed to the extent permitted by applicable law or determination and otherwise this Agreement shall continue in full force and effect.

E. GOVERNING LAWS. This Agreement shall be governed and construed according to the laws of the State of California without regard to principles of conflicts of laws.

F. FORUM SELECTION. Subject to Section IV, any and all causes of action arising under, or relating to the interpretation or enforcement of, this Agreement shall only be brought in a court of competent jurisdiction sitting in Los Angeles, California.

G. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

H. CONSTRUCTION. Each party has cooperated in the drafting and preparation of this Agreement, and therefore, the Agreement shall not be construed against either party on the basis that any particular party was the drafter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE	LBI MEDIA HOLDINGS, INC.

/s/ Frederic T. Boyer	/s/ Lenard D. Liberman
Frederic T. Boyer	By: Lenard Liberman Its: President

11